Execution Copy

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
GOLAR HILLI LLC
A Marshall Islands Limited Liability Company

Dated as of July 12, 2018

TABLE OF CONTENTS

1.	DEFINITIONS 1

1.1	Defined Terms. 1

1.2	Number and Gender. 6

2.	ORGANIZATION 6

2.1	Formation. 6

2.2	Name. 6

2.3	Purposes. 6

2.4	Registered Office; Registered Agent. 6

2.5	Principal Office. 6

2.6	Term. 6

2.7	Limited Liability of the Members. 7

2.8	LLC Certificate. 7

2.9	Tax Status. 7

2.10	Transfer of Membership Interest; Pledge of Membership Interest. 7

2.11	Right of First Refusal. 8

3.	OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS 9

3.1	Initial Capital Contributions. 9

3.2	Unit Issuances 9

3.3	Issuances of Additional Membership Interests 9

3.4	Additional Capital Contributions. 10

3.5	Liability Limited to Capital Contributions. 10

3.6	No Interest on Capital Contributions. 10

3.7	Capital Accounts. 10

3.8	Allocations. 11

4.	MANAGEMENT 11

4.1	Management. 11

4.2	Resignation of Managing Member. 11

4.3	Officers. 11

4.4	Compensation of Managing Member and Officers. 13

4.5	Indemnification. 13

4.6	Liability of Indemnitees. 15

4.7	Standards of Conduct and Modification of Duties. 15

4.8	Actions Required by Members. 16

5.	DISTRIBUTIONS 17

5.1	Reserves and Distributions. 17

5.2	Priority of Distributions. 17

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6.	SERIES A SPECIAL UNITS 18

6.1	Designation. 18

6.2	Distributions. 18

6.3	Redemption. 19

6.4	Liquidation Rights. 19

6.5	Voting Rights. 19

6.6	Rank. 19

6.7	Insurance Proceeds 20

7.	SERIES B SPECIAL UNITS 20

7.1	Designation. 20

7.2	Distributions. 20

7.3	Redemption. 21

7.4	Liquidation Rights. 21

7.5	Voting Rights. 21

7.6	Rank. 22

7.7	Insurance Proceeds 22

8.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; ACCOUNTING PRINCIPLES; INFORMATION 22

8.1	Books and Records. 22

8.2	Fiscal Year. 22

8.3	Bank Accounts. 22

8.4	Accounting Principles. 23

8.5	Information. 23

9.	DISSOLUTION AND LIQUIDATION 23

10.	MISCELLANEOUS 24

10.1	Complete Agreement. 24

10.2	Governing Law. 24

10.3	Headings. 24

10.4	Severability. 24

10.5	No Third Party Beneficiary. 24

10.6	Amendment. 24

10.7	Arbitration. 25

Exhibit 1:    Form of Common Unit LLC Certificate
Exhibit 2:    Form of Series A Special Unit LLC Certificate
Exhibit 3:    Form of Series B Special Unit LLC Certificate
Exhibit 4:    Computation of Incremental Perenco Revenues
Exhibit 5:    Computation of Revenues Less Expenses

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF GOLAR HILLI LLC
This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Golar Hilli LLC, a Marshall Islands limited liability company (the “Company”), is made and entered into effective as of the 12th day of July, 2018, by and among Golar LNG Limited, a Bermuda exempted company (“Golar LNG”), Golar Partners Operating LLC, a Marshall Islands limited liability company “Golar Partners”), KS Investments Pte. Ltd., a Singapore private limited company (“Keppel”), and Black & Veatch International Company, a Missouri corporation (“B&V”).
RECITALS
WHEREAS, the Company was formed on February 16, 2018 pursuant to the Marshall Islands Limited Liability Company Act of 1996 (of the Republic of the Marshall Islands Associations Law), as the same may be amended from time to time (the “Act”), in accordance with a limited liability company agreement dated as of February 16, 2018 (the “Original Agreement”) entered into by Golar LNG as its sole member;
WHEREAS, this Agreement amends and restates the Original Agreement;
WHEREAS, Golar LNG, Keppel and B&V respectively own 1,096, 123 and 11 shares (“Hilli Corp Shares”) of Golar Hilli Corporation, a Marshall Islands corporation (“Hilli Corp”) and the owner of the FLNG vessel Hilli Episeyo (“Hilli FLNG”);
WHEREAS, Golar LNG, Keppel and B&V will contribute to the Company all of their shares of Hilli Corp, in return for the issuance by the Company of Membership Interests, as provided herein, such contributions and issuances to be effective as of the Time of Closing (as defined in the Purchase Agreement);
WHEREAS, Golar Partners, Golar LNG, B&V and Keppel have entered into a Purchase and Sale Agreement, dated as of August 15, 2017, as amended by Amendment No. 1 thereto, dated as of March 23, 2018 (the “Purchase Agreement”), providing for the sale by Golar LNG, B&V and Keppel of an aggregate of 1,230 common units, representing limited liability company interests in the Company (“Common Units”), to Golar Partners; and
WHEREAS, B&V, Keppel and Golar Partners will become Members of the Company effective upon the Time of Closing.
NOW, THEREFORE, the Original Agreement is amended and restated in its entirety as follows:

1.	DEFINITIONS

1.1	Defined Terms.
When used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition Proposal” has the meaning set forth in Section 2.11(b) of this Agreement.
“Act” shall have the meaning set forth in the Recitals to this Agreement.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, modified, supplemented or restated from to time in accordance with its terms.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in the foregoing definition, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Arrears” means, with respect to Series A Distributions or Series B Distributions, as the case may be, for any Series A Distribution Period or Series B Distribution Period, respectively, that the full cumulative Series A Distributions or Series B Distributions, as the case may be, through the most recent Series A Distribution Payment Date or Series B Distribution Payment Date, as the case may be, have not been paid on all Series A Special Units or Series B Special Units.
“B&V” has the meaning set forth in the Preamble.
“Brent Crude Price” has the meaning set forth in the Perenco Contract.
“Budget” means the budget for the Company approved or amended from time to time by the Managing Member, being initially the document in the agreed terms marked “Budget” that has been provided to all the Members on the date hereof.
“Capital Contributions” means the total amount of cash and/or assets which a Member contributes to the Company as capital pursuant to this Agreement.
“Certificate of Formation” means the Certificate of Formation filed on February 16, 2018 pursuant to the Act with the Republic of the Marshall Islands Registrar of Corporations pursuant to which the Company was formed as a Marshall Islands limited liability company.
“Code” means the Internal Revenue Code of 1986, as amended, and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Common Unit Holder” means a holder of Common Units.
“Common Units” shall have the meaning set forth in the Recitals to this Agreement.
“Company” means Golar Hilli LLC, a Marshall Islands limited liability company.
“Conflicts Committee” means the conflicts committee of the board of directors of Golar LNG Partners LP.
“Disposition Notice” has the meaning set forth in Section 2.11(b) of this Agreement.
“Golar LNG” has the meaning set forth in the Preamble to this Agreement.
“Golar Partners” has the meaning set forth in the Preamble to this Agreement.
“Hilli Corp” has the meaning set forth in the Recitals to this Agreement.
“Hilli FLNG” has the meaning set forth in the Recitals to this Agreement.
“Incremental Perenco Revenues” for any Series A Distribution Period shall be calculated in accordance with the accounting protocol attached as Exhibit 4 to this Agreement.
“Indemnitee” means (a) any Person who is or was a Member, (b) any Person who is or was an Affiliate of any Member, (c) any Person who is or was an Officer, or a fiduciary or trustee, of the Company, (d) any Person who is or was a member, shareholder, partner, director, officer, fiduciary or trustee of any Member or an Affiliate of any Member, (e) any Person who is or was serving at the request of the Company, any Member or any Affiliate of any Member as an officer, director, member, partner, fiduciary or trustee of another Person, provided, that such Person shall not be an Indemnitee by reason of providing, on a fee for services basis, trustee, fiduciary or custodial services, and (f) any Person the Managing Member or the Company designates as an “Indemnitee” for purposes of this Agreement.
“Insurance Proceeds” has the meaning set forth in Section 6.7 of this Agreement.
“Insurance Proceeds Payment” has the meaning set forth in Section 6.7 of this Agreement.
“Junior Securities” has the meaning set forth in Section 6.6(a) of this Agreement.
“Keppel” has the meaning set forth in the Preamble to this Agreement.
“LLC Certificate” has the meaning set forth in Section 2.8 of this Agreement.
“Managing Member” means initially, Golar LNG, or such other Member as may become the Managing Member pursuant to the terms of this Agreement.
“Member” means Golar LNG (and, immediately upon the Time of Closing, Golar Partners, B&V and Keppel) and any Transferee, and shall have the same meaning as the term “Member” under the Act.
“Membership Interest” means any class or series of limited liability company interest in the Company, including the Common Units and the Special Units.
“Offer Price” has the meaning set forth in Section 2.11(b) of this Agreement.
“Officers” has the meaning set forth in Section 4.3 of this Agreement.
“Parity Securities” has the meaning set forth in Section 6.6(b) of this Agreement.
“Perenco Contract” means the Liquefaction Tolling Agreement, dated November 29, 2017, among Perenco Cameroon SA, Societe Nationale Des Hydrocarbures, Hilli Corp and Golar Cameroon SASU.
“Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.
“Proposed Transferee” has the meaning set forth in Section 2.11(b) of this Agreement.
“Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.
“Revenues Less Expenses” for any Series B Distribution Period shall be calculated in accordance with the accounting protocol attached as Exhibit 5 to this Agreement.
“ROFR Acceptance Deadline” has the meaning set forth in Section 2.11(b) of this Agreement.
“Sale Units” set forth in Section 2.11(b) of this Agreement.
“Selling Holder” set forth in Section 2.11(b) of this Agreement.
“Senior Securities” has the meaning set forth in Section 6.6(c) of this Agreement.
“Series A Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing November 15, 2018; provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series A Distribution Period” means (i) the period commencing on (and including), the Series A Original Issue Date and ending on (and including) September 30, 2018, and (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1 or October 1 and ending on (and including) the last day in March, June, September and December, respectively.
“Series A Distribution Record Date” has the meaning set forth in Section 6.2 of this Agreement.
“Series A Distributions” means, with respect to any Series A Distribution Period, 100% of any Incremental Perenco Revenues received by Hilli Corp during such Series A Distribution Period.
“Series A Holder” means a holder of the Series A Special Units.
“Series A Original Issue Date” means July 12, 2018.
“Series A Redemption Date” has the meaning set forth in Section 6.3.
“Series A Redemption Price” has the meaning set forth in Section 6.3.
“Series A Redemption Payments” means payments to be made to the Series A Holders to redeem Series A Special Units in accordance with Section 6.3.
“Series A Special Unit” means a Special Unit having the designations, preferences, rights, powers and duties set forth in Section 6.
“Series B Distribution Payment Date” means each February 15, May 15, August 15 and November 15, commencing November 15, 2018; provided, however, that if any Series B Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series B Distribution Payment Date shall instead be on the immediately succeeding Business Day.
“Series B Distribution Period” means (i) the period commencing on (and including), the Series B Original Issue Date and ending on (and including) September 30, 2018, and (ii) any subsequent three-month period commencing on (and including) any January 1, April 1, July 1 or October 1 and ending on (and including) the last day in March, June, September and December, respectively.
“Series B Distribution Record Date” has the meaning set forth in Section 7.2 of this Agreement.
“Series B Distributions” means, with respect to any Series B Distribution Period, an amount equal to 95% of Revenues Less Expenses received by Hilli Corp during such Series B Distribution Period.
“Series B Holder” means a holder of the Series B Special Units.
“Series B Original Issue Date” means July 11, 2018.
“Series B Special Unit” means a Special Unit having the designations, preferences, rights, powers and duties set forth in Section 7.
“Special Units” means a Membership Interest, designated as a “Special Unit,” which entitles the holder thereof to a preference with respect to distributions over Common Units, including the Series A Special Units and Series B Special Units.
“Time of Closing” has the meaning set forth in the Purchase Agreement.
“Transferee” has the meaning set forth in Section 2.10(a) of this Agreement.
“Units” means the units representing Membership Interests in the Company and includes the Common Units and the Special Units.
“US GAAP” means United States Generally Accepted Accounting Principles.

1.2	Number and Gender.
As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

2.	ORGANIZATION

2.1	Formation.
The Company was formed on February 16, 2018 as a Marshall Islands limited liability company by the filing of the Certificate of Formation.

2.2	Name.
The name of the Company is “Golar Hilli LLC,” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Managing Member may from time to time designate.

2.3	Purposes.
The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

2.4	Registered Office; Registered Agent.
The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate of Formation or such other office as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the initial registered agent named in the Certificate of Formation or such other person or persons as the Managing Member may designate from time to time in the manner provided by law.

2.5	Principal Office.
The principal office of the Company shall be 2nd Floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton, HM11, Bermuda, except as may otherwise be determined by the Managing Member.

2.6	Term.
The Company commenced on the date the Certificate of Formation was accepted for filing by the Republic of the Marshall Islands Registrar of Corporations and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

2.7	Limited Liability of the Members.
In accordance with the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company, notwithstanding the Managing Member’s exercising powers of the Company or managing the business and affairs of the Company.

2.8	LLC Certificate.
The limited liability company interests in the Company shall be represented solely by Units, which Units shall be evidenced by certificates (each, an “LLC Certificate”). Common Units, Series A Special Units and Series B Special Units shall be evidenced by LLC Certificates substantially in the form of Exhibit 1, Exhibit 2 and Exhibit 3, respectively.

2.9	Tax Status.
The Company has elected or will timely elect to be disregarded as an entity separate from its owner for U.S. federal income tax purposes as of the date of its formation. It is the intention of the Company and the Members that the Company be treated as a partnership for U.S. federal income tax purposes as of the Time of Closing. The Company and the Managing Member shall take all action necessary to qualify for and receive such tax treatment and neither of them shall take any action inconsistent with this Section 2.9.

2.10	Transfer of Membership Interest; Pledge of Membership Interest.
(a)    Subject to Section 2.10(b) and Section 2.11, upon the endorsement by a Member on its LLC Certificate (or on a separate transfer power) in favor of a third party (a “Transferee”) and the delivery of such LLC Certificate (and such separate power, if applicable) to the Company for registration and issuance of a new LLC Certificate to such Transferee, such Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee and all references in this Agreement to such Member shall be deemed to refer to such Transferee, in each case effective as of the date of such LLC Certificate delivery. Golar Partners shall become a Member at the Time of Closing. A Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.10(a).
(b)    The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the Membership Interest of a Member in the Company shall not cause the Member to cease to be a Member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of the Members.

2.11	Right of First Refusal.
(a)    Each Member hereby grants to the other Members a right of first refusal on any proposed transfer to a non-Member (other than a transfer to an Affiliate) of Common Units, Series A Special Units or Series B Special Units.
(b)    If a Common Unit Holder, Series A Holder or Series B Holder proposes to transfer (other than a transfer to an Affiliate) any of its Units to any non-Member pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then such holder (the “Selling Holder”) shall promptly give written notice (a “Disposition Notice”) thereof to the other Members. The Disposition Notice shall set forth the following information in respect of the proposed transfer: the name and address of the prospective acquiror (the “Proposed Transferee”), the Units subject to the Acquisition Proposal (the “Sale Units”), the purchase price offered by such Proposed Transferee (the “Offer Price”) and all other material terms and conditions of the Acquisition Proposal that are then known to the other Members. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. Each Member will provide written notice of its decision regarding the exercise of its right of first refusal to purchase its pro rata portion of the Sale Units within 60 days of its receipt of the Disposition Notice (the “ROFR Acceptance Deadline”). Failure to provide such notice within such 30-day period shall be deemed to constitute a decision not to purchase the Sale Units. If any Member fails to exercise its right of first refusal during any applicable period set forth in this Section 2.11(b), it shall be deemed to have waived its rights with respect to such proposed disposition of the Sale Units, but not with respect to any future offer of Units.
(c)    If a Member chooses to exercise its right of first refusal to purchase the Sale Units under Section 2.11(b), such Member and the Selling Holder shall enter into a purchase and sale agreement for the Sale Units which shall include the following terms:
(i)    the Member will agree to deliver cash for the Offer Price (unless such Member and the Selling Holder agree that consideration will be paid by means of an interest-bearing promissory note);
(ii)    the Selling Holder will represent that it has good title to the Sale Units; and
(iii)    unless otherwise agreed by the Selling Holder and such Member, the closing date for the purchase of the Sale Units shall occur no later than 60 days following receipt by the Selling Holder of written notice by such Member of its intention to exercise its option to purchase the Sale Units pursuant to Section 2.11 (b).
(d)    The Selling Holder and the exercising Member shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third Business Day following the expiration of any required statutory waiting periods; provided, however, that such delay shall not exceed 90 days and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such 90th day, then the Members shall be deemed to have waived their right of first refusal with respect to the Sale Units described in the Disposition Notice and thereafter neither the Selling Holder nor the Members shall have any further obligation under this Section 2.11 with respect to such Sale Units unless such Sale Units again become subject to this Section 2.11 pursuant to Section 2.11(e).
(e)    If the transfer to the Proposed Transferee is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 90 days after the later of the ROFR Acceptance Deadline, and (B) 10 days after the satisfaction of all governmental approval or filing requirements, if any, the Acquisition Proposal shall be deemed to lapse, and the Selling Holder may not transfer any of the Sale Units described in the Disposition Notice without complying again with the provisions of this Section 2.11 if and to the extent then applicable.

3.	OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1	Initial Capital Contributions.
On or about the date of the Company’s formation, Golar LNG made an initial capital contribution to the Company, and upon the Company’s receipt and in consideration thereof, a certificate evidencing 100% of the limited liability company interests of the Company (the “Initial Interests”) was issued to Golar LNG. By execution of this Agreement, such certificate and the Initial Interests represented thereby are hereby cancelled.

3.2	Unit Issuances
The Membership Interests in the Company are represented by three classes of Units: the Common Units, the Series A Special Units and the Series B Special Units, each of which shall have the rights and obligations set forth in this Agreement. Upon the effectiveness of this Agreement:
(a)    the Company shall issue to Golar LNG, in exchange for its contribution to the Company of 1,096 Hilli Corp Shares, (A) 2,192 Common Units, (B) 2,192 Series A Special Units and (C) 2,192 Series B Special Units;
(b)    the Company shall issue to Keppel, in exchange for its contribution to the Company of 123 Hilli Corp Shares, (A) 246 Common Units, (B) 246 Series A Special Units and (C) 246 Series B Special Units; and
(c)    the Company shall issue to B&V, in exchange for its contribution to the Company of 11 Hilli Corp Shares, (A) 22 Common Units, (B) 22 Series A Special Units and (C) 22 Series B Special Units.

3.3	Issuances of Additional Membership Interests
(a)    Subject to Section 4.8, the Company may issue additional Units for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Managing Member shall determine, without the approval of any Members.
(b)    Each additional Unit authorized to be issued by the Company pursuant to Section 3.3 may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties, as shall be fixed by the Managing Member, including (i) the right to share in Company distributions; (ii) the rights upon dissolution and liquidation of the Company; (iii) whether, and the terms and conditions upon which, the Company may or shall be required to redeem the Units (including sinking fund provisions); (iv) whether such Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (v) the terms and conditions upon which each Unit will be issued, evidenced by certificates and assigned or transferred; (vi) the method for determining the percentage interest in the Company represented by such Units; and (vii) the right, if any, of each such Unit to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Membership Interests.
(c)    The Managing Member shall take all actions that it determines to be necessary or appropriate in connection with each issuance of Units pursuant to this Section 3.3 and the admission of such additional Members in the books and records of the Company. The Managing Member shall determine the relative rights, powers and duties of the holders of the Units or other Membership Interests being so issued. The Managing Member shall do all things necessary to comply with the Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of limited liability company interests, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

3.4	Additional Capital Contributions.
With the Managing Member’s consent, each Member may contribute such additional sums and/or assets, if any, as the Member and the Managing Member may determine.

3.5	Liability Limited to Capital Contributions.
No Member shall have any obligation to contribute money to the Company or any personal liability with respect to any liability or obligation of the Company.

3.6	No Interest on Capital Contributions.
Except as otherwise expressly provided herein, no Member shall receive any interest on its Capital Contributions to the Company.

3.7	Capital Accounts.
From and after the time at which the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall maintain a capital account for each of the Members in accordance with the regulations issued pursuant to Section 704 of the Code and as determined by the Managing Member as consistent therewith.

3.8	Allocations.
For U.S. federal income tax purposes, from and after the time at which the Company is treated as a partnership for U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit of the Company shall be allocated among the classes of Members taking into consideration any distributions paid pursuant to Section 5 and, within a class of Members, on a pro rata basis based on the Members’ percentage interest of the total Units in that class, except that the Managing Member shall have the authority to make such other allocations as are necessary and appropriate to comply with Section 704 of the Code and the regulations issued pursuant thereto.

4.	MANAGEMENT

4.1	Management.
The management of the Company shall be vested in the Managing Member, who shall have all authority, rights and powers in the management of the Company to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate or further the purposes of the Company as described in this Agreement, subject to Section 4.8. Any action taken by the Managing Member on behalf of the Company in accordance with this Agreement shall constitute the act of and shall serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. The Managing Member shall have all rights and powers of a manager under the Act. Any matter requiring the consent or approval of the Managing Member pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by written consent, setting forth such consent or approval and signed by the Managing Member. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managing Member pursuant to a resolution expressly authorizing such action that is duly adopted by the Managing Member.

4.2	Resignation of Managing Member.
The Managing Member may not voluntarily resign, unless otherwise consented to by all of the Members. Upon such resignation, the holders of at least a majority of the Common Units and the holders of at least a majority of the Series B Special Units shall appoint another Person (who may be a newly admitted Member) to manage the operations of the Company. The resignation of the Managing Member shall not affect its rights as a Member and shall not constitute a withdrawal of a Member.

4.3	Officers.
The Managing Member may, from time to time as it deems advisable, select natural persons and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary or Treasurer) to any such person. Unless the Managing Member determines otherwise or as otherwise provided below, if the title is one that is customary under the Marshall Islands Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the power, authority and duties as is customary for each such position if it were in a corporation. Any person may hold any number of offices. The Managing Member may delegate to any Officer any of the Managing Member’s powers under this Agreement, including, without limitation, the power to bind the Company; provided that any delegation pursuant to this Section 4.3 may be revoked by the Managing Member at any time. Officers shall be appointed pursuant to this Agreement or from time to time by the Managing Member, and each such Officer shall hold office until a successor is appointed by the Managing Member or until such Officer’s earlier death, resignation or removal by the Managing Member. The Managing Member may remove an Officer, with or without cause, at any time.
(a)    President. The President, if any, shall be the chief executive officer of the Company, shall preside at all meetings of the Members, shall be responsible for the general and active management of the business of the Company, and shall see that all orders and resolutions of the Managing Member and the Members are carried into effect. The President or any other Officer authorized by the President or the Managing Member shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Agreement to be otherwise signed and executed, and (ii) where signing and execution thereof shall be expressly delegated by the Managing Member to some other Officer or agent of the Company.
(b)    Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.
(c)    Secretary and Assistant Secretary. If the Managing Member selects and designates a Secretary, (i) the Secretary shall be responsible for filing legal documents and maintaining records for the Company; (ii) the Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Company and of the Managing Member or the Members in a record to be kept for that purpose and shall perform like duties for the standing committees when required; (iii) the Secretary shall give, or shall cause to be given, notice of all meetings of the Members, if any, and special meetings of the Members, and shall perform such other duties as may be prescribed by the Member or the President, under whose supervision the Secretary shall serve. The Assistant Secretary (if any), or if there be more than one, the Assistant Secretaries in the order determined by the Managing Member (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.
(d)    Treasurer and Assistant Treasurer. If the Managing Member selects and designates a Treasurer, (i) the Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member; (ii) the Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member, taking proper vouchers for such disbursements, and shall render to the President and to the Managing Member, at its regular meetings or when the Managing Member so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer (if any), or if there shall be more than one, the Assistant Treasurers in the order determined by the Managing Member (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managing Member may from time to time prescribe.

4.4	Compensation of Managing Member and Officers.
(a)    The Managing Member shall not receive compensation for its services to the Company.
(b)    The Officers shall serve with or without such compensation for their services to the Company as the Managing Member shall determine.

4.5	Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.5, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 4.5 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 4.5 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 4.5.
(c)    The indemnification provided by this Section 4.5 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Company may purchase and maintain (or reimburse any Member or its Affiliates for the cost of) insurance, on behalf of any Member, its Affiliates and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 4.5, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 4.5(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
(f)    In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 4.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 4.5 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 4.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.6	Liability of Indemnitees.
(a)    No Indemnitee shall be personally liable for the debts and obligations of the Company.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.
(c)    Any amendment, modification or repeal of this Section 4.6 or Section 4.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 4.6 or Section 4.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

4.7	Standards of Conduct and Modification of Duties.
(a)    Whenever the Managing Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the managing member of the Company as opposed to in its individual capacity, whether under this Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the Managing Member, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Company, unless the context otherwise requires.
(b)    Whenever the Managing Member makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the managing member of the Company, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the Managing Member, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Company or any Member or any other Person bound by this Agreement, and, to the fullest extent permitted by law, the Managing Member, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. For the avoidance of doubt, whenever the Managing Member votes or transfers its Units, if any, to the extent permitted under this Agreement, or refrains from voting or transferring its Units, as appropriate, it shall be acting in its individual capacity.
(c)    Notwithstanding anything to the contrary in this Agreement, the Managing Member and its Affiliates shall have no duty or obligation, express or implied, to (i) approve the sale or other disposition of any asset of the Company or any of its subsidiaries or (ii) permit any of the Company or its subsidiaries to use any facilities or assets of the Managing Member and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the Managing Member or any of its Affiliates to enter into such contracts shall, in each case, be at their option.
(d)    Except as expressly set forth in this Agreement, neither the Managing Member or any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Company or any Member and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the Managing Member or any other Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of the Managing Member or such other Indemnitee.

4.8	Actions Required by Members.
(a)    The following actions may only be taken with the approval or consent of the holders of at least 95% of each of the Series A Special Units, Series B Special Units and Common Units:
(i)    effecting any merger or consolidation involving the Company or Hilli Corp;
(ii)    effecting any sale or exchange of all or substantially all of the Company’s assets or the assets of Hilli Corp, including Hilli FLNG;
(iii)    dissolving or liquidating the Company or Hilli Corp; and
(iv)    effecting a transfer of any of the Company’s shares of Hilli Corp;
(b)    The following actions may only be taken with the approval or consent of the holders of at least a majority of the Series A Special Units, the holders of at least a majority of the Series B Special Units and the holders of at least a majority of the Common Units:
(i)    creating or causing to exist any consensual restriction on the ability of the Company or Hilli Corp to make distributions, pay any indebtedness, make loans or advances or transfer assets to their respective members, shareholders or subsidiaries;
(ii)    settling or compromising any claim, dispute or litigation directly against, or otherwise relating to indemnification by the Company of, any of the officers of the Company or any Member;
(iii)    causing the Company to incur indebtedness in excess of $50 million or issue Senior Securities or Parity Securities;
(iv)    causing Hilli Corp to incur additional indebtedness in excess of $50 million or to issue equity securities;
(v)    amending the Perenco Contract in any material manner; or
(vi)    amending the existing financing and sale and leaseback arrangement for the Hilli FLNG in any material manner.
(c)    The approval or consent of the holders of at least 95% of the Series A Special Units is required to amend any provision of this Agreement that would adversely affect the Series A Special Units.
(d)    the approval or consent of the holders of at least 95% of the Series B Special Units is required to amend any provision of this Agreement that would adversely affect the Series B Special Units.
(e)    the approval or consent of the holders of at least 95% of the Common Units is required to amend any provision of this Agreement that would adversely affect the Common Units.
(f)    The approval or consent of the holders of at least a majority of the Series B Special Units and the holders of at least a majority of the Common Units is required to cause Hilli Corp to enter into new commercial liquefaction services agreements utilizing Hilli FLNG.

5.	DISTRIBUTIONS

5.1	Reserves and Distributions.
Within 60 days after the end of each quarter, the Managing Member shall review the Company’s accounts and determine the amount of the Company’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and the Company shall make a distribution to the Members of the available cash, subject to the reserves pursuant to Section 5.2. The Company may make such additional cash distributions as the Managing Member may determine and without being limited to current or accumulated income or gains from any Company funds, including, without limitation, Company revenues, capital contributions or borrowed funds; provided, that no such distribution shall be made if, after giving effect thereto, the liabilities of the Company exceed the fair market value of the assets of the Company. In its sole discretion, the Managing Member may, subject to the foregoing proviso, also distribute to the Members other Company property or other securities of the Company or other entities.

5.2	Priority of Distributions.
The Company shall make distributions to the Members when, as and if declared by the Managing Member pursuant to Section 5.1; provided however that no distributions may be made on the Common Units unless (i) Series A Distributions for the most recently ended Series A Distribution Period and any accumulated Series A Distributions in Arrears for any past Series A Distribution Period have been or contemporaneously are being paid or provided for and (ii) Series B Distributions for the most recently ended Series B Distribution Period and any accumulated Series B Distributions in Arrears for any past Series B Distribution Period have been or contemporaneously are being paid or provided for. The Series A Special Units and the Series B Special Units shall be treated on a pari passu basis as to the right to receive distributions.

6.	SERIES A SPECIAL UNITS

6.1	Designation.
The Company hereby designates and creates a series of Membership Interests to be designated as “Series A Special Units,” and fixes the preferences rights, powers and duties of the holders of the Series A Special Units as set forth in this Section 6. The Series A Special Units shall initially be represented by certificates issued in the name of Golar LNG, Keppel and B&V.

6.2	Distributions.
(a)    Distributions on the Series A Special Units shall be cumulative and shall accrue in each Series A Distribution Period from and including the first day of the Series A Distribution Period to and including the earlier of (i) the last day of such Series A Distribution Period and (ii) the date the Company pays the Series A Distributions or redeems the Series A Special Units in full in accordance with Section 6.3 below, whether or not such Series A Distributions shall have been declared. The Series A Holders shall be entitled to receive Series A Distributions from time to time out of any assets of the Company legally available for the payment of distributions when, as, and if declared by the Managing Member. Distributions, to the extent declared by the Managing Member to be paid by the Company in accordance with this Section 6.2, shall be paid for each Series A Distribution Period on each Series A Distribution Payment Date. All Series A Distributions payable by the Company pursuant to this Section 6.2 shall be payable without regard to income of the Company.
(b)    Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Company shall pay those Series A Distributions, if any, that shall have been declared by the Managing Member to Series A Holders on the record date for the applicable Series A Distribution. The record date (the “Series A Distribution Record Date”) for any Series A Distribution payment shall be the fifth Business Day immediately preceding the applicable Series A Distribution Payment Date, except that in the case of payments of Series A Distributions in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the Managing Member. No distribution shall be declared or paid or set apart for payment on any Common Units unless full cumulative Series A Distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Special Units through the most recent respective Series A Distribution Payment Date. Accumulated Series A Distributions in Arrears for any past Series A Distribution Period may be declared by the Managing Member and paid on any date fixed by the Managing Member, whether or not a Series A Distribution Payment Date, to the Series A Holders on the record date for such payment. Subject to Section 6.3 and Section 6.7, Series A Holders shall not be entitled to any distribution in excess of full cumulative Series A distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in arrears on the Series A Special Units.

6.3	Redemption.
The Company shall have the right, at any time after the Perenco Contract has been terminated, to redeem the Series A Special Units in whole from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Managing Member (the “Series A Redemption Date”). The Company shall effect any such redemption by paying cash to the Series A Holders in an aggregate amount equal to $1.00 plus all accumulated and unpaid Series A Distributions (whether or not such Series A Distributions have been declared) to the Series A Redemption Date (the “Series A Redemption Price”). The Company shall give notice to the Series A Holders of any redemption not less than 30 days prior to the scheduled Series A Redemption Date. Upon payment of the Series A Redemption Price to the Series A Holders, the Series A Special Units shall be cancelled by the Company. None of the Company, the Managing Member or any Affiliate of the Managing Member shall be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Junior Securities unless full cumulative distributions on the Series A Special Units, the Series B Special Units and any Parity Securities for all prior and the then ending Series A Distribution Periods and Series B Distribution Periods shall have been paid or declared and set aside for payment.

6.4	Liquidation Rights.
Upon the occurrence of any dissolution or liquidation of the Company, the Series A Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to the Members, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series B Special Units then outstanding and (iii) before any distribution of such assets or proceeds is made to or set aside for the Common Unit Holders, a liquidating distribution in an amount equal to any unpaid Series A Distributions to the date of dissolution or liquidation. Series A Holders shall not be entitled to any other amounts from the Company, in their capacity as Series A Holders, after they have received such Series A Distributions.

6.5	Voting Rights.
Notwithstanding anything to the contrary in this Agreement, the Series A Special Units shall have no voting rights except as set forth in Section 4.8 or as otherwise provided by the Act.

6.6	Rank.
The Series A Special Units shall be deemed to rank:
(a)    Senior to (i) the Common Units and (ii) any other class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Special Units and Series B Special Units as to current distributions (collectively referred to with the Common Units as “Junior Securities”);
(b)    On a parity with the Series B Special Units and any other class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series are not expressly subordinated or senior to the Series A Special Units and Series B Special Units as to current distributions (collectively referred to with the Series B Special Units as “Parity Securities”); and
(c)    Junior to any class or series of Membership Interests established after the Series A Original Issue Date by the Managing Member, the terms of which class or series expressly provide that it ranks senior to the Series A Special Units and Series B Special Units as to current distributions (collectively referred to as “Senior Securities”).

6.7	Insurance Proceeds
If the Company receives insurance proceeds resulting from damage to or loss of the Hilli FLNG (“Insurance Proceeds”), the Series A Holders shall be entitled to receive a payment of a portion of such proceeds (an “Insurance Proceeds Payment”). The Company and the Series A Holders shall negotiate in good faith to determine the amount of the Insurance Proceeds Payment payable to the Series A Holders. In determining this amount, the parties shall consider, among other things, (i) the then-recent history of Incremental Perenco Revenues, (ii) the remaining term under the Perenco Contract and reasonable estimates for future Incremental Perenco Revenues, (iii) the then-current Brent Crude Price and reasonable estimates of future Brent Crude prices and (iv) Series A Distributions paid for all prior Series A Distribution Periods. The Insurance Proceeds Payment shall be due and payable by the Company to the Series A Holders within 90 days following the Company’s receipt of Insurance Proceeds.

7.	SERIES B SPECIAL UNITS

7.1	Designation.
The Company hereby designates and creates a series of Membership Interests to be designated as “Series B Special Units,” and fixes the preferences rights, powers and duties of the holders of the Series B Special Units as set forth in this Section 7. The Series B Special Units shall initially be represented by certificates issued in the name of Golar LNG, Keppel and B&V.

7.2	Distributions.
(a)    Distributions on the Series B Special Units shall be cumulative and shall accrue in each Series B Distribution Period from and including the first day of the Series B Distribution Period to and including the earlier of (i) the last day of such Series B Distribution Period and (ii) the date the Company pays the Series B Distributions in full, whether or not such Series B Distributions shall have been declared. The Series B Holders shall be entitled to receive Series B Distributions from time to time out of any assets of the Company legally available for the payment of distributions when, as, and if declared by the Managing Member. Distributions, to the extent declared by the Managing Member to be paid by the Company in accordance with this Section 7.2, shall be paid quarterly on each Series B Distribution Payment Date. All Series B Distributions payable by the Company pursuant to this Section 6.2 shall be payable without regarding to income of the Company.
(b)    Not later than 5:00 p.m., New York City time, on each Series B Distribution Payment Date, the Company shall pay those Series B Distributions, if any, that shall have been declared by the Managing Member to Series B Holders on the record date for the applicable Series B Distribution. The record date (the “Series B Distribution Record Date”) for any Series B Distribution payment shall be the fifth Business Day immediately preceding the applicable Series B Distribution Payment Date, except that in the case of payments of Series B Distributions in Arrears, the Series B Distribution Record Date with respect to a Series B Distribution Payment Date shall be such date as may be designated by the Managing Member. No distribution shall be declared or paid or set apart for payment on any Common Units unless full cumulative Series B Distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Special Units through the most recent respective Series B Distribution Payment Date. Accumulated Series B Distributions in Arrears for any past Series B Distribution Period may be declared by the Managing Member and paid on any date fixed by the Managing Member, whether or not a Series B Distribution Payment Date, to the Series B Holders on the record date for such payment. Subject to Section 7.7, Series B Holders shall not be entitled to any distribution in excess of full cumulative Series B Distributions. No interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in arrears on the Series B Special Units.

7.3	Redemption.
The Series B Special Units shall not be subject to redemption.

7.4	Liquidation Rights.
Upon the occurrence of any dissolution or liquidation of the Company, the Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to the Members, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Series A Special Units then outstanding and (iii) before any distribution of such assets or proceeds is made to or set aside for the Common Unit Holders, a liquidating distribution in an amount equal to any unpaid Series B Distributions to the date of dissolution or liquidation. Series B Holders shall not be entitled to any other amounts from the Company, in their capacity as Series B Holders, after they have received such Series B Distributions.

7.5	Voting Rights.
Notwithstanding anything to the contrary in this Agreement, the Series B Special Units shall have no voting rights except as set forth in Section 4.8 or as otherwise provided by the Act.

7.6	Rank.
The Series B Special Units shall be deemed to rank:
(a)    Senior to (i) the Common Units and (ii) any other Junior Securities;
(b)    On a parity with the Series A Special Units and any other Parity Securities; and
(c)    Junior to Senior Securities.

7.7	Insurance Proceeds
If the Company receives Insurance Proceeds, the Series B Holders shall be entitled to receive an Insurance Proceeds Payment. The Company and the Series B Holders shall negotiate in good faith to determine the amount of the Insurance Proceeds Payment payable to the Series B Holders. In determining this amount, the parties shall consider (i) the then-recent history of Revenues Less Expenses, (ii) the Hilli FLNG’s then-current contracted production capacity and reasonable estimates of future contracted production capacity of the Hilli FLNG and (iii) Series B Distributions actually paid for all prior Series B Distribution Periods. The Insurance Proceeds Payment shall be due and payable by the Company to the Series B Holders within 90 days following the Company’s receipt of Insurance Proceeds.

8.	BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; ACCOUNTING PRINCIPLES; INFORMATION

8.1	Books and Records.
The books and records of the Company shall, at the cost and expense of the Company, be kept at the principal office of the Company or at such other location as the Managing Member may from time to time determine provided such location is in the United Kingdom, but in no circumstances shall any register of members be brought into the United Kingdom.

8.2	Fiscal Year.
Unless otherwise determined by the Managing Member, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

8.3	Bank Accounts.
All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Managing Member. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Managing Member.

8.4	Accounting Principles.
The Company shall prepare its financial statements in accordance with US GAAP.

8.5	Information.
(a)    Subject to Section 8.1, a Member may, at its own expense, at all reasonable times, inspect and make copies of all books, records, accounts, agreements and other documents relating to the affairs of the Company.
(b)    Within 90 days after the end of each quarter the Company shall furnish the Members with (i) unaudited statements of profit or loss and balance sheets of the Company, (ii) a statement of actual expenses of the Company compared to the applicable Budget and (iii) a cash flow forecast for the next quarter.
(c)    To the extent the Managing Member elects to have the books and records of the Company audited, the Company shall furnish the Members with such audited financial statements promptly after the audited financial statements have been received by the Company.
(d)    No more frequently than once in any calendar year and provided that no other Member has conducted an audit of the Company in that calendar year in respect of which each other Member may rely on the contents and conclusions contained in the relevant audit report, a Member who holds at least a 5% of any class of Membership Interests in the Company may, by providing written notification to the Company, request an independent audit of the Company. The Company shall, subject to the requesting Member bearing all costs of such audit, provide such information and access as the independent auditors may reasonably require so that the audit report may be completed within 180 days of such written request.
(e)    If a Member undertakes an audit pursuant to Section 8.5(d), that Member shall ensure that each other Member is notified that an audit is being undertaken at its request and shall at the written request of a Member, provide such Member with a copy of the audit report and shall direct that the auditor accepts that the Member receiving a copy of the report may rely on its contents and conclusions.

9.	DISSOLUTION AND LIQUIDATION
The Company shall be dissolved, and its affairs shall be wound up, upon the expiration of its term as provided in Section 2.6. Upon such dissolution or liquidation, any assets remaining after payment of the Company’s debts and satisfaction of the requirements imposed under Section 6.4 and Section 7.4 shall be distributed to the Common Unit Holders on a pro rata basis based on each such holder’s percentage interest ownership of the total Common Units.

10.	MISCELLANEOUS

10.1	Complete Agreement.
This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

10.2	Governing Law.
This Agreement and the rights of the parties hereunder (save for the arbitration agreement contained in Section 10.7, which shall be governed by the laws of England and Wales) will be governed by, interpreted, and enforced in accordance with the laws of the Republic of the Marshall Islands, without giving regard to principles of conflicts of law.

10.3	Headings.
All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

10.4	Severability.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.5	No Third Party Beneficiary.
This Agreement is made solely and specifically for the benefit of the Members and their successors and Transferees and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

10.6	Amendment.
All amendments to this Agreement must be in writing and signed by the Members. To the extent that Golar Partners agrees to an amendment to this Agreement, such amendment must be approved by the Conflicts Committee.

10.7	Arbitration.
The Members acknowledge that the expeditious and equitable settlement of disputes arising under this Agreement is to their mutual advantage. To that end, the Members agree to attempt to resolve differences of opinion and to settle all disputes through joint cooperation and consultation if possible. Any dispute, alleged breach, interpretation, challenge or disagreement whatsoever between or among any of the parties hereto with respect to any dispute arising out of or relating to this Agreement (or any other agreement contemplated hereby) that the Members are unable to settle within sixty (60) days of the initial written notice of dispute, as set forth in the preceding sentence, shall be resolved by final and binding arbitration before a single arbitrator pursuant to the rules of arbitration then in force of the London Court of International Arbitration, which rules are incorporated by reference herein. The elapse of sixty (60) days shall not be a precondition to the obtaining of emergency interim relief, either via arbitration or from a court of appropriate jurisdiction.
The seat (or legal venue) of arbitration shall be London. Such arbitration shall be the exclusive remedy hereunder; provided that nothing contained in this Section 10.7 shall limit any party’s right to bring (i) post arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief in the event of a breach or threatened breach of any of the provisions of this Agreement (or any other agreement contemplated hereby). The decision of the arbitrator may, but need not, be entered as judgment in a court of competent jurisdiction. If this arbitration provision is for any reason held to be invalid or otherwise inapplicable to any dispute, the Members agree that any action or proceeding brought with respect to any dispute arising under this Agreement, or to interpret or clarify any rights or obligations arising hereunder, shall be maintained solely and exclusively in the courts of England and Wales. With respect to any action or proceeding that a successful party to the arbitration may wish to bring to enforce any arbitral award or to seek injunctive or other similar relief in the event of the breach or threatened breach of this Agreement (or any other agreement contemplated hereby), each party irrevocably and unconditionally (and without limitation): (i) submits to and accepts, generally and unconditionally the non-exclusive jurisdiction of the courts of England and Wales, (ii) waives any objection it may have now or in the future that such action or proceeding has been brought in an inconvenient forum, (iii) agrees that in any such action or proceeding it will not raise, rely on or claim any immunity (including, without limitation, from suit, judgment, attachment before judgment or otherwise, execution or other enforcement), (iv) waives any right of immunity which it has or its assets may have at any time, and (v) consents generally to the giving of any relief or the issue of any process in connection with any such action or proceeding including, without limitation, the making, enforcement or execution of any order or judgment against any of its property. IN ENTERING INTO THE ARBITRATION PROVISION OF THIS SECTION 10.7, EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.
[Signature Page follows]

WHEREFORE, this Agreement has been executed by a duly authorized representative of each of the Members as of the date first set forth above.
Member:

GOLAR LNG LIMITED

By:    /s/ Michael Ashford
Name:    Michael Ashford
Title:    Director

GOLAR PARTNERS OPERATING LLC

By:    /s/ Michael Ashford
Name:    Michael Ashford
Title:    Director
For and behalf of Golar Partners LP
as Sole Member of
GOLAR PARTNERS OPERATING LLC

KS INVESTMENTS PTE. LTD.

1

By:    /s/ Chow How Jat
Name:    Chow How Jat
Title:    Director

BLACK & VEATCH INTERNATIONAL CORPORATION

By:    /s/ Jeff Stamm
Name:    Jeff Stamm
Title:    VP Tax Counsel

SIGNATURE PAGE
TO GOLAR HILLI LLC
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT 1
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ common units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

EXHIBIT 1

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ common units representing limited liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 1

EXHIBIT 2
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ Series A Special Units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

EXHIBIT 2

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ Series A Special Units representing limited liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 2

EXHIBIT 3
CERTIFICATE OF LIMITED LIABILITY COMPANY INTEREST
OF
GOLAR HILLI LLC
Organized Under The Laws Of The Republic Of The Marshall Islands
This Certificate evidences the ownership by _______________________ of ______ Series B Special Units representing limited liability company interests in Golar Hilli LLC (the “Company”), which interests are subject to the provisions of the Certificate of Formation and the Amended and Restated Limited Liability Company Agreement of the Company, as each may be amended, modified or otherwise supplemented from time to time.
Witness, the signature of the Company by its duly authorized officer.
Date: __________

Name:
Title:

EXHIBIT 3

For value received, the undersigned hereby sells, assigns and transfers unto _________________________________________ a total of __________ Series B Special Units representing liability company interests in Golar Hilli LLC represented by this Certificate.

Date: __________

Name:
Title:

EXHIBIT 3

EXHIBIT 4
COMPUTATION OF INCREMENTAL PERENCO REVENUES
“Incremental Perenco Revenues” means:
(a) any cash received by Hilli Corp from revenues invoiced to the extent such revenues invoiced are based on Tolling Fees in excess of that set forth in Section 5.1(a)(iii) of the Perenco Contract (such invoiced amount being the “Invoiced Brent Premium”), before deducting any Underperformance Costs (as defined below) (“Incremental Perenco Cash”); less
(b) any incremental tax expense arising from or related to any cash receipts referred to in clause (a) above (“Incremental Tax Expense”); less
(c) the Pro-Rata Share of Underperformance Costs (as defined below) incurred by Hilli Corp during such Distribution Period (as defined below).
In the event that the amount of cash received by Hilli Corp is less than the amount invoiced, the amount of such cash that shall be treated as Incremental Perenco Cash shall be determined by applying the percentage that the Invoiced Brent Premium represented of the total amount invoiced, provided however that to the extent such shortfall in the cash received is specifically identifiable as Invoiced Brent Premium than such shortfall shall be applied entirely to Incremental Perenco Cash to the extent of that identification.
“Distribution Period” means any Series A Distribution Period or Series B Distribution Period.
“Underperformance Costs” means, with respect to any Distribution Period, additional costs incurred as a result of any one or more of the following with respect to such Distribution Period:
(a) Services Unavailability;

(b)	Off-Spec LNG;
(c) SPA Costs,

(d)	Demurrage Event;

(e)	LNG shortfalls pursuant to the Perenco Contract;

(f)	Retainage in excess of the Operations Retainage Limit or during the Commissioning Period, Retainage in excess of the Commissioning Retainage Limit); or

(g)
terms or provisions in any other tolling agreement (or other agreement related thereto) then in effect that are similar to those set forth in (a) through (f) above relating to any similar claims or conditions.

EXHIBIT 4

Services Unavailability, Off-Spec LNG, SPA Costs, Demurrage Event, Retainage, Operations Retainage Limit, Commissioning Period and Commissioning Retainage Limit shall have the meaning given to such terms in the Perenco Contract.
“Pro-Rata Share of Underperformance Costs” means, with respect to any Distribution Period:

(a)
Incremental Perenco Cash less Incremental Tax Expense for such Series A Distribution Period; divided by the total cash received by Hilli Corp, before deducting any Underperformance Costs, during such Distribution Period; multiplied by

(b) the total Underperformance Costs with respect to such Distribution Period.

For example (excluding the effect of any Incremental Tax Expense):

If the Pro-Rata Share of Underperformance Costs exceeds the Incremental Perenco Revenues with respect to any Distribution Period, then the remaining cost shall be deducted from the next Series A Distribution.

EXHIBIT 4

EXHIBIT 5
COMPUTATION OF REVENUES LESS EXPENSES
“Revenues Less Expenses” means:
(a) the cash receipts from revenues invoiced by Hilli Corp as a direct result of the employment of more than the first fifty percent of LNG production capacity for Hilli FLNG, before deducting any Underperformance Costs (unless the incremental capacity above the first fifty percent is supplied under the terms of the Perenco Contract and the Term of the contract is not expanded beyond 500 billion cubic feet of Feed Gas (as defined in the Perenco Contract)), excluding, for the avoidance of doubt, any Incremental Perenco Revenues (“Incremental Cash”); less
(b) any incremental costs whatsoever, including but not limited to operating expenses, capital costs, financing costs and tax costs, arising as a result of employing and making available more than the first fifty percent of LNG production capacity for Hilli FLNG (“Incremental Costs”); less
(c) any reduction in revenue attributable to the first fifty percent of LNG production capacity availability as a result of making more than fifty percent of capacity available under the Perenco Contract (including, but not limited to, for example, as a result of a Tolling Fee rate reduction as contemplated in the Perenco Contract) (“Revenue Reduction”); less
(d) the Pro-Rata Share of Underperformance Costs (as defined below) incurred by Hilli Corp during such Distribution Period (as defined below).
For the avoidance of doubt, for so long as the Perenco Contract is in effect, the first fifty percent of LNG production capacity for Hilli FLNG shall be deemed to be supplied pursuant to the Perenco Contract (unless Perenco exercises its option pursuant to the Perenco Contract, in which case the percentage deemed to be supplied pursuant to the Perenco Contract shall be increased accordingly).
“Underperformance Costs” and “Distribution Period” have the meaning assigned to such terms in Exhibit 4 to this Agreement.
“Pro-Rata Share of Underperformance Costs” means, with respect to any Distribution Period:

(a)
Incremental Cash less Incremental Costs less Revenue Reduction for such Distribution Period; divided by the total cash received by Hilli Corp, before deducting any Underperformance Costs, during such Distribution Period; multiplied by

(b) the total Underperformance Costs with respect to such Distribution Period.

EXHIBIT 5

For example (excluding the effect of any Incremental Costs or Revenue Reduction):

	Revenue	Pro-Rata Share of Underperformance Costs	Net revenue
Total cash received excluding Incremental Perenco Revenues related to Series A Special Units and Revenues Less Expenses related to Series B Special Units (in all cases, before Underperformance Costs)	600	(100)	500
Incremental Perenco Revenues due to Series A Holders before Underperformance Costs	300	(50)	250
Revenue Less Expenses due to Series B Holders before Underperformance Costs	300	(50)	250
Total Cash Received Before Underperformance Costs	1200
Underperformance Costs	(200)
Total Cash Received After Underperformance Costs	1000	(200)	1000

If the Pro-Rata Share of Underperformance Costs exceeds the Revenues Less Expenses with respect to any Distribution Period, then the remaining cost shall be deducted from the next Series B Distribution.

EXHIBIT 5